Exhibit 10.10

Execution copy

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of August 5, 2011, between Carrols Corporation, a Delaware corporation (“Carrols”), and Fiesta Restaurant Group, Inc., a Delaware corporation (“Fiesta”).

W I T N E S S E T H:

WHEREAS, Fiesta is a wholly-owned subsidiary of Carrols;

WHEREAS, Fiesta owns and operates the Pollo Tropical and Taco Cabana restaurant business through its direct and indirect subsidiaries;

WHEREAS, Fiesta has entered into a Purchase Agreement, dated as of July 28, 2011, between Fiesta and Wells Fargo Securities, LLC, as representative for the initial purchasers identified therein, in connection with the issuance of $200,0000,000 of 8.875% Senior Secured Second Lien Notes due 2016 (the “Notes”);

WHEREAS, Fiesta has entered into an Indenture, dated as of August 5, 2011, among Fiesta, certain subsidiaries of Fiesta and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), which governs the terms and conditions of the Notes;

WHEREAS, Fiesta has entered into a Credit Agreement, dated as of August 5, 2011, among Fiesta, certain domestic subsidiaries of Fiesta from time to time party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and lender (the “Revolving Credit Facility”); and

WHEREAS, Carrols has agreed to continue to provide Fiesta with certain services on the terms set forth herein and pursuant to and in accordance with the terms and provisions of the Indenture and the Revolving Credit Facility.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.    Provision of Services.    From the date hereof, Carrols shall provide to Fiesta and its subsidiaries the services set forth on Schedule A hereto in connection with operating the Pollo Tropical and Taco Cabana restaurant businesses (collectively, the “Services”).

Section 2.    Term.    This Agreement shall terminate (i) automatically on the (1) date of the consummation of a spin-off transaction whereby the parent company of Carrols, Carrols Restaurant Group, Inc., and Fiesta are two separate publicly traded companies, or (2) date on which the Notes are no longer outstanding and the Revolving Credit Facility has been terminated, or (ii) upon mutual agreement of the parties.

Section 3.    Payment and Reimbursement.    Fiesta agrees to pay or reimburse Carrols for all costs and expenses reasonably incurred by Carrols in connection with the provision of the

Services, including, without limitation, all payroll, benefits and legal, accounting and other third party costs and expenses incurred by Carrols. All such amounts to be paid or reimbursed to Carrols shall be determined by Carrols, in its sole and absolute discretion, substantially consistent with past practices. Fiesta shall pay all such costs and expenses either in advance or otherwise and on a recurring basis as determined by Carrols in its sole and absolute discretion, in cash, by check or ACH fund transfer promptly upon request by Carrols.

Section 4.    Standard of Care.    Carrols shall use commercially reasonable efforts to provide the Services in substantially the same manner and to an extent that is substantially in the same manner as they were provided to Fiesta and its subsidiaries prior to the entry of this Agreement and substantially consistent with past practices in connection with operating the Pollo Tropical and Taco Cabana restaurant businesses; provided, however, that the parties acknowledge that Carrols and its personnel will not devote their full time and attention to providing the Services and Carrols shall only devote such time and attention to providing the Services as it determines in its sole and absolute discretion. Fiesta acknowledges that Carrols is not in the business of providing services such as the Services to third parties.

Section 5.    Indemnification.

(a) Fiesta hereby agrees to indemnify Carrols and its affiliates and their respective directors, officers, employees, agents and representatives from any and all claims, demands, complaints, lawsuits, actions, proceedings, liabilities, losses, damages and all costs and expenses, including legal fees arising out of, resulting from or related to any fraud, willful misconduct, bad faith or material breach by Fiesta of this Agreement.

(b) Carrols hereby agrees to indemnify Fiesta and its affiliates and their respective directors, officers, employees, agents and representatives from any and all claims, demands, complaints, lawsuits, actions, proceedings, liabilities, losses, damages and all costs and expenses, including legal fees arising out of, resulting from or related to any fraud, willful misconduct, bad faith or material breach by Carrols of this Agreement.

Section 6.    Force Majeure.    Each party shall be excused from its obligations hereunder while and to the extent that its performance of such obligations is prevented by governmental regulation or order, or by war (or any escalation thereof), declared or undeclared, or other calamites such as fire, earthquake, flood, epidemic or similar acts of God, or as a result of a terrorist act (or threat thereof), riot, fire or explosion, or by reason of strike, lockout or labor controversy, or because of other similar or dissimilar causes in each case that is beyond the control of such party. In the event of such events described in the preceding sentence, each party shall be responsible for making its own alternate arrangements with respect to the services provided to it which were interrupted; however, the parties agree to cooperate with one another to restore any such interruption as soon as reasonably practicable.

Section 7.    Amendment and Waiver.    This Agreement may not be altered, extended or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. The waiver or failure of any party to exercise in any respect any right provided hereunder shall not be deemed a waiver of such right in the future or a waiver of any other rights established under this Agreement.

Section 8.    Notice.    All notices, requests, demand, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this section for, or such other address as may be designated in writing hereafter by, such party:

If to Carrols:

Carrols Corporation

968 James Street

Syracuse, New York 13203

Attention: Vice President, Chief Financial Officer and Treasurer

Facsimile: (315) 475-9616

Telephone: (315) 424-0513

If to Fiesta:

Fiesta Restaurant Group, Inc.

968 James Street

Syracuse, New York 13203

Attention: Vice President, General Counsel and Secretary

Facsimile: (315) 475-9616

Telephone: (315) 424-0513

Section 9.    Entire Agreement.    This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relative to such subject matter.

Section 10.    Severability.    If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or arbitration tribunal or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 11.    Assignment; Binding Agreement.    This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by the parties hereto without the prior written consent of the other party, which such consent shall not be unreasonably withheld.

Section 12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

Section 13.    Schedules.    All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein. All references herein to Schedules mean the Schedules hereto.

Section 14.    Counterparts.    This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page To Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

CARROLS CORPORATION

/s/ Joseph A. Zirkman
By:	Joseph A. Zirkman
Title:	Vice President, Secretary and General Counsel

FIESTA RESTAURANT GROUP, INC.

/s/ Paul R. Flanders
By:	Paul R. Flanders
Title:	Vice President, Chief Executive Officer and Treasurer

Schedule A

Services

•	Executive management services, including Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, General Counsel and Controller.

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Accounting services, including financial reporting, payroll, accounts payable, sales and inventory accounting, tax accounting and preparation of income tax return, sales tax return, payroll tax return and personal property tax return filings.

•	Information systems support services, including maintenance and support of ERP systems, restaurant and POS systems, help desk and POS repair facility.

•	Treasury functions and services, including cash management, banking and debt administration, including lender relationships and loan compliance.

•	Legal functions and services, including corporate matters, litigation management and contract administration.

•	Human resources services, including employee compensation and benefits management.

•	Risk management services and oversight of all insurance arrangements.

•	Real estate support functions, including lease administration services.

•	Investor and debt holder relations services.